EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Agreement is entered into on June 27, 2003 by and between TASER International, Inc., a Delaware corporation (the “Buyer”), a Electronic Medical Research Laboratory, Inc., dba Tasertron, a California corporation a wholly-owned subsidiary of Taser Technologies, Inc., a California corporation, Taser Technologies, Inc., a California corporation and Barnet Resnick, an individual (jointly and severally, the “Sellers”). The Buyer and the Sellers are referred to collectively herein as the “Parties” and individually as a “Party.”

This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume no liabilities) of Sellers used in the business of designing, manufacturing, marketing, selling and supporting their brand stun guns and related products, in return for cash payments secured by an irrevocable letter of credit from Buyer.

Now, therefore, in consideration of the mutual promises herein made, the Parties agree as follows.

1. Definitions.

1.1	“Acquired Assets” means all right, title, and interest in and to all of the assets relating to the Business, except for Excluded Assets (as defined below), including all of its (a) removable tenant improvements, fixtures, and fittings thereon, (b) tangible personal property (such as computers, and software loaded thereon, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, trade show displays, all production equipment, tools, jigs, and dies, whether finished or not and whether on or off site), (c) intangible personal property including Intellectual Property, goodwill associated therewith, licenses and sublicenses to or from a Seller, granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) certain agreements, contracts, indentures, mortgages, instruments, Security Interests (as defined below), guaranties, other similar arrangements, and rights thereunder, which have been designated by Buyer, (e) deposits, prepayments, refunds, and rights of recovery, (f) approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (g) books, records, ledgers, files, documents, correspondence, lists, plats, product plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed, electronic or written materials, as it relates to customers, patents, trademarks, and tooling, (h) rights with respect to the intellectual property assignments in employee and consultant agreements, (i) customer and supplier lists, (j) all lawsuits, claims, complaints, demands, judgments, injunctions, orders and the like against Buyer or any other person, (k) any warranty claims in favor of Sellers related to the items above, and (l) the good will of the Business.

1.2	“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

1.3	“Affiliate” means, with respect to a specified person other than an individual: any person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified persons. For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

1.4	“Business” means the design, manufacture, marketing, selling, and supporting Seller’s brand stun guns and products.

1.5	“Closing” has the meaning set forth in § 2.6 below.

1.6	“Closing Date” has the meaning set forth in §2.6 below.

1.7	“Confidential Information” means any information concerning the businesses and affairs of the Business that is not generally available to the public.

1.8	“Corporate Seller” means Electronic Medical Research Laboratories, Inc., dba Tasertron, a wholly owned subsidiary of laser Technologies, Inc.

1.9	“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

1.10	“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

1.11	“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

1.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13	“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all common law, U.S. registered and foreign trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, including the name “TASER,” “Tasertron” “95 HP” and “121 HP” “TE 86”, “TE 93”, “TE 95”, “Modular Taser”, “Patrol laser,” and all derivations thereof, (c) all common law, U.S. registered and foreign copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all domain names, websites, telephone numbers, (f) all other proprietary rights, (g) all hard copies, electronic copies and tangible embodiments thereof (in whatever form or medium), and (h) all claims and rights to assert claims against third parties with respect to any of the preceding.

1.14	“Knowledge” means actual knowledge after reasonable investigation.

1.15	“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

1.16	“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

1.17	“Purchase Price” has the meaning set forth in §2.4 below.

1.18	“Security Interests” has the meaning set forth in Section 3.6 below.

1.19	“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.

1.20	“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

2. Basic Transaction.

2.1	Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets, free and clear of all Security Interests, at the Closing for the Purchase Price. Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption by Buyer of any Liability related to the Acquired Assets.

2.2	Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Sellers after the Closing:

(i) all cash, cash equivalents and short-term investments, and accounts receivables;

(ii) all minute books, stock records and corporate seals;

(iii) the shares of capital stock of each Corporate Seller;

(iv) all insurance policies and rights thereunder (except to the extent specified in the definition of Acquired Assets above);

(v) all personnel records and other records that each Seller is required by law to retain in its possession;

(vi) all claims for refund of Taxes and other governmental charges of whatever nature;

(vii) the security deposit on deposit with the landlord for the property occupied by Sellers at 1785 Pomona Road, Suite C, Corona, California 92880;

(viii) attorney/client privileged communications and personal correspondence; and,

(ix) all rights of Sellers under this Agreement and the Bill of Sale.

2.3	No Assumption of Liabilities. Buyer shall not assume nor have any responsibility for any Liabilities, claims, demands, or causes of action of the Business or of any Seller (except for those related to the Buyer and Intellectual Property, as specified above) or related in any way to the Acquired Assets (collectively, the “Retained Liabilities”), it being acknowledged and agreed by the Parties that it is the intention of the Parties that all of the foregoing shall be and remain solely the obligations, liabilities and indebtedness of Sellers.

2.4	Purchase Price. Except as otherwise provided herein, the Buyer agrees to pay to the Sellers an aggregate of One Million Dollars ($1,000,000) (the “Purchase Price”) in payments designated as follows: On June 27, 2003 a cash payment in the amount of $100,000 payable to Electronic Medical Research Laboratory, Inc., dba Tasertron and, a cash payment in the amount of $400,000 payable to Barnet Resnick; on October 1, 2003 a cash payment in the amount of $250,000 payable to Barnet Resnick; and on January 2, 2004 a cash payment in the amount of $250,000 payable to Barnet Resnick.

2.5	Cash Distribution to Sellers. Buyer’s payment of the Purchase Price on the dates and in the amounts stated in Section 2.4 above shall be secured by an irrevocable letter of credit issued by Buyer’s banks, the form of which is attached hereto as Exhibit A (the “Letter of Credit”).

2.6	The Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on June 27, 2003 at a mutually agreeable location following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

2.7	Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in §5.1 below; (ii) the Buyer will deliver to the Sellers the Letter of Credit; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including Intellectual Property transfer documents) in the forms attached hereto as Exhibit B; (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request; (C) Stipulation of Dismissal with Prejudice and Sealing the Case Record and Order of Dismissal with Prejudice and Sealing the Case Record; (D) the Covenant not to Compete; (E) the Board of Directors and Shareholders’ resolution authorizing this Agreement; (F) the opinions of counsel, (G) the Bill of Sale; (H) the sub-license; and (I) Amendments of the Articles of Incorporation.

2.8	Allocation. The Parties agree to allocate the Purchase Price among the Sellers and the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit C. Each Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation. Neither Buyer nor any Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law and shall not file any tax return or report (including Form 8594), or otherwise take a position with federal or state authorities, which is inconsistent with such allocation. The allocation is intended to comply with Section 1060 of the Internal Revenue Code of 1986, as amended, and related regulations (the “Code”).

     3. Representations and Warranties of the Sellers. The Sellers represent and warrant to their Knowledge, jointly and severally, to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date and each payment date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule” attached hereto as Exhibit D). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

3.1	Organization of the Sellers. Corporate Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

3.2	Capitalization. The authorized equity securities of each Corporate Seller consists of: 100,000 shares of Series A common stock, of which 862 shares are issued and outstanding, and owned by Taser Technologies, Inc., and 10,000 Series B common stock of which no shares are issued. Taser Technologies, Inc. is and will be on the Closing Date the record and beneficial owner and holder all of the shares. There are no contracts or agreements relating to the issuance, sale or transfer of any equity securities or other securities of any Corporate Seller. None of the outstanding equity securities of any Corporate Seller was issued in violation of the Securities Act, or any other legal requirement.

3.3	Authorization of Transaction. Each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of each Corporate Seller and stockholders of each Corporate Seller has duly authorized the execution, delivery, and performance of this Agreement by each Corporate Seller. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions.

3.4	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of or constitute a default under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

3.5	Each Seller is the owner of all claims and has not assigned any such claims against the Buyer.

3.6	Title to Assets. The Sellers have good and marketable title to the Acquired Assets free and clear of all security interests, liens, claims or encumbrances of any kind (“Security Interests”). Schedule 3.6 of the Disclosure Schedule lists in detail all of the Acquired Assets and their location. The Acquired Asset excluding the Excluded Assets and the trade booth used by, but not owned by Sellers (a) constitute all of the assets, tangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Sellers and (b) include all of the operating assets of Sellers.

3.7	Since the fiscal year ended 2002, there has not been any material adverse change in the Business. Without limiting the generality of the foregoing, since that date:

(i)	except in the ordinary course of business, none of the Sellers have sold, leased, assigned or otherwise transferred any assets related in any way to the Business, tangible or intangible, or any interest in any such asset, in the previous 180 days;

(ii)	except as referred to in the Disclosure Schedule, no Seller has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license to which Sellers are a party or by which any of them is bound; and

(iii)	none of the Sellers have granted any lease, license or sublicense of any rights under or with respect to any Intellectual Property or other Acquired Assets.

3.8	Undisclosed Liabilities. No corporate Seller has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), including any Liability for attorneys fees or expenses in connection with any lawsuits, claims, injunctions, and orders or otherwise, and Seller, Barnet Resnick has no liability which would effect the title, or constitute an encumbrance, or a prohibition against use of the Patents.

3.9	Legal Compliance. Each of the Sellers and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-l et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

3.10	Intellectual Property. For purposes of this Section 3.10, the term “Acquired IP” means all Intellectual Property that is included in the Acquired Assets.

a.	Except as disclosed in the Disclosure Schedule, Seller owns or have the rights to use, without payments to any other person, all Intellectual Property. Each item of Intellectual Property owned or used by any Seller will be transferred to Buyer on the Closing Date.

b.	Except as disclosed in the Disclosure Schedule and to Seller’s actual knowledge, Seller, and no product manufactured, designed, marketed, sold, leased or licensed by any Seller, has interfered with, infringed upon or misappropriated any Intellectual Property right of any third party, and no Seller (or any agent, advisor or management level employee of any Seller with direct responsibility for Intellectual Property matters) has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any Seller must license or refrain from using any Intellectual Property rights of any third party) except for charges, complaints, claims, demands and notices that have been fully and finally resolved. To Sellers’ actual knowledge, no third party has interfered in any material way with, infringed upon or misappropriated any Intellectual Property related to the Business.

c.	Schedule 3.10(c)-A identifies each item of Intellectual Property that any Seller owns or controls that he or it has filed, recorded or registered, or applied to file, record or register, with any governmental entity or domain name registrar, and Schedule 3.10(c)-B identifies each license or agreement that any Seller has granted to any third party with respect to any Intellectual Property owned or controlled by that Seller. With respect to each item of Intellectual Property required to be identified in Schedule 3.10(c)-A and the Intellectual Property subject to the licenses and agreements required to be identified in Schedule 3.10(c)-B: (A) Sellers are the sole owners and possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction; (B) Except for as set forth in the Disclosure Schedule, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge that names any Seller nor Affiliate; (C) Except as set forth in the Disclosure Schedule hereby, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand naming Seller nor Affiliate is pending or has been threatened in writing that challenges the legality, validity, enforceability, registrations, use or ownership of the item; (D) no Seller nor Affiliate is currently bound by any agreement to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to the item; Each item of

Intellectual Property described in Schedule 3.10(c)-A and in Schedule 3.10(c)-B is included in the term “Acquired IP.”

d.	Schedule 3.10(d) identifies each item of Intellectual Property that any third party owns or licenses and that Sellers use in connection with the Business pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property required by this subsection (d) to be identified in Schedule 3.10(d): no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, that would in either case permit termination, modification or acceleration thereunder; no party to the license, sublicense, agreement or permission, has repudiated in writing any material provision thereof. The license, sublicense, agreement or permission for each item of Intellectual Property described in Schedule 3.10(d) is included in the term “Acquired IP.”

e.	No former or current employees of any Seller or any Seller Affiliate have filed, asserted in writing or, to Sellers’ Knowledge (including agents, advisors or management employees of any Seller with direct responsibility for Intellectual Property matters), threatened in writing any claim against any Seller or any Seller Affiliate in connection with such employee’s involvement in the conception and development of any of the Acquired IP. All former or current employee, agents and consultants who have contributed in any material to or participated in the conception and development of the Acquired IP, have delivered, and executed an assignment to Sellers, copies of which have been delivered to Buyer.

f.	Except as set forth in the Disclosure Schedule and except as to the Acquired IP As of the Closing Date, no former or current shareholder, employee, director or officer of any Seller will have any rights to future royalty payments, or license fees from any Seller from licenses, technology agreements or other agreements, whether written or oral, between any such person and any Seller.

g.	Sellers have in their possession or control: (i) correct and complete, fully-executed copies of all of the licenses and agreements (as amended to date) that are identified on Schedule 3.10(c)-B and (iv); and (ii) correct and complete copies of all patents, registration certificates, renewal certificates, applications, prosecution histories, and all documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each item of the Intellectual Property identified on Schedule 3.10(c)-A.

h.	Sellers have delivered to Buyer: (i) correct and complete, fully-executed copies of all of the documents described in the preceding subsection.

3.11	Contracts. Schedule 3.11 of the Disclosure Schedule lists the contracts, licenses and other agreements related to the Business to which any of the Sellers is a party: The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 3.11 of the Disclosure Schedule (as amended to date) (A) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (B) no party has repudiated any material provision of the agreement.

3.12	Litigation. Schedule 3.12 of the Disclosure Schedule sets forth each instance in which any of the Sellers (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of any of the Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

3.13	Employee Benefit Plans.

a.	The Corporate Seller does not and has never maintained any (Employee Benefit Plans as defined in ERISA.)

b.	No Seller contributes to, has any obligation to contribute for Employees of Sellers, nor has any liability (including withdrawal liability as defined in ERISA §4201) under or with respect to (i) any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §(35)).

c.	No asset of any Seller is subject to any Lien under ERISA or the Code, or (ii) any Multiemployer Plan.

3.14	Tax Matters.

a.	Each Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by each Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Except for the 2002 Income Tax Returns, no Seller currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

b.	Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

c.	No Seller stockholder and no director or officer (or employee responsible for Tax matters) of any Seller expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any Seller either (A) claimed or raised by any authority in writing or (B) as to which any of Seller’s stockholders and the directors and officers (and employees responsible for Tax matters) of any Seller has knowledge based upon personal contact with any agent of such authority which may materially effect the title constitute an encumbrance of or prohibit the use of the Acquired Assets.

3.15	Schedule 3.15 of the Disclosure Schedule lists all customers together with their address and contact information. Seller shall provide all other sales documentation.

3.16	Certain Business Relationships. None of the Sellers or Affiliates own any asset, tangible or intangible, which is used in the Business, which is not being transferred hereby except for the Excluded Assets and the trade booth used but not owned by Seller.

3.17	Brokers’ Fees. No Seller or any Affiliate has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

3.18	Disclosure. The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order, to make the statements and information contained in this §3 not misleading. There does not now exist any event, condition or other matter, or any series of events, conditions or other matters, individually or in the aggregate, adversely affecting the Acquired Assets that has not been set forth in this Agreement or the Disclosure Schedule or specifically disclosed to Buyer in writing by Sellers.

4.     Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in Schedule 4 the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

a.	Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

b.	Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

c.	Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of or constitute a default under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

d.	Dissemination of Financial Statements. As part of Buyer’s due diligence it has been provided copies of Corporate Seller’s financial statements. Buyer represents and warrants that it shall permit only the executive officers, directors and auditors access to such statement and shall not otherwise disseminate the statements through January 2, 2004.

5. Conditions to Obligation to Close.

5.1	Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

a.	the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date;

b.	the Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

c.	Buyer shall have received evidence of the releases of all Security Interests on the Acquired Assets satisfactory to Buyer and its counsel;

d.	Delivery of a Bill of Sale in the form attached as Exhibit E and such other instruments of assignment, transfer and conveyance as Buyer shall request to convey to Buyer good title to the Acquired Assets;

e.	Delivery of all instruments of assignment relating to the Intellectual Property;

f.	the Sellers shall have arranged for Buyer to acquire possession of and effect the transfer and/or assignments to Buyer of all of the Acquired Assets, excepting: the assignments of Intellectual Property which will be delivered at closing pursuant to section (e); the correspondence files identified in 1.1(g) which will be delivered post-closing and the china tool which will be delivered post-closing;

g.	no notice has been received by Seller of any action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Acquired Assets;

h.	each Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above is satisfied in all respects in form and substance as set forth in Exhibit F;

i.	the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit G attached hereto, addressed to the Buyer, and dated as of the Closing Date;

j.	Seller, Barnet Resnick, shall have signed a covenant not to compete in the Business for a period of seven (7) years in form and substance as set forth in Exhibit H;

k.	Seller, Barnet Resnick, shall have executed and delivered sub-license agreement in a form and substance as set forth in Exhibit I.

l.	all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer.

m.	all board and shareholder resolutions approving the transaction.

n.	executed Amendment to the Articles of Incorporation of Corporate Sellers changing the corporate names.

o.	abandonment of the fictitious business name “Tasertron.”

The Buyer may waive any condition specified in this §5.1 if it executes a writing so stating at or prior to the Closing.

5.2	Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

a.	the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

b.	the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

c.	no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

d.	the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above is satisfied in all respects in form and substance as set forth in Exhibit J;

e.	the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit K attached hereto, addressed to the Sellers, and dated as of the Closing Date,

f.	post the Letter of Credit referenced in Section 2.5 herein above.

g.	board of directors resolution approving this Agreement and its related transaction.

The Sellers may waive any condition specified in this §5.2 if they execute a writing so stating at or prior to the Closing.

     6. Post closing obligations. In addition to all other covenants, conditions and representations of Sellers and Buyers which continue after the Closing Date, the parties agree to the following post-closing obligations:

(i) From the Closing Date through January 2, 2004, no Sellers shall make a general assignment for the benefit of creditors, file a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws.

(ii) In the event that an involuntary petition in bankruptcy is filed against any Seller. Sellers shall take whatever action is necessary to effect a dismissal of such petition prior to January 2, 2004.

(iii) Sellers shall accomplish the following:

a. shall file the Amended Articles of Incorporation with the California Secretary of State.

b. shall file and record any required abandonment of the Tasertron fictitious business name.

c. shall deliver the correspondence files to Buyer on or before July 3, 2003.

d. shall deliver the china mold to Buyer by no later than September 30, 2003.

(iv) the obligations of Buyers regarding the dissemination of Seller’s financial statements shall survive the Closing Date and continue through and until January 3, 2004.

     7. Remedies for Breaches of this Agreement.

7.1	Survival of Representations and Warranties. All of the representations, warranties and covenants of the Sellers shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty which effect the ability to provide clear title to the Acquired Assets or which would encumber or restrict the ability to use the Acquired Assets at the time of Closing) and continue in full force and effect up and until January 2, 2004. Provided, however, should any claims be made prior to January 3, 2004, the representation and warranties shall continue in full force and effect as to that claim until resolved.

7.2	Indemnification Provisions for Benefit of the Buyer. Each Seller, jointly and severally, agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may pay resulting from, arising out of, relating to, in the nature of, or caused by the following only as it relates to affording the

Buyer clear title, release of any encumbrances on restriction on use of the Acquired Assets:

a.	any Breach of any representation or warranty made by that Seller in (i) this Agreement (without giving effect to any supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, (iii) the supplements to the Disclosure Schedule, (iv) the certificates delivered pursuant to Section 5.1, (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by any Seller pursuant to this Agreement;

b.	any Breach of any covenant or obligation of any Seller in this Agreement or in any other certificate, document, writing or instrument delivered by any Seller pursuant to this Agreement;

c.	any Liability arising out of the ownership or operation of the Acquired Assets prior to the Closing Date;

d.	any brokerage of finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

e.	any product or component thereof manufactured by or shipped, or any services provided by, any Seller, in whole or in part, prior to the Closing Date;

f.	any noncompliance with any bulk sales laws or fraudulent transfer law in respect of the transactions contemplated by this Agreement;

g.	any liability under the WARN Act or any similar state or local legal requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of any Seller prior to the Closing or by Buyer’s decision not to hire previous employees of any Seller; or

h.	any liability, claim or expense of the Sellers (including any liability of the Sellers that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

g.	any of the Excluded Assets or Retained Liabilities;

h.	the ownership or use of the Acquired Assets or the operation of the Business on or before the Closing Date.

7.3	Indemnification Provisions for Benefit of the Sellers. The Buyer agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by any breach of Buyer’s representations, warranties, and covenants contained in this Agreement.

7.4	Set off. Buyer shall provide notice of receipt of any claim for which Sellers are required to indemnification pursuant to Section 7. After receipt of written notice, Sellers shall have sixty (60) days from the date of such notice (the “cure period”) to pay, cure, investigate and compromise such claim. Should Sellers believe such claim to be an invalid claim, not entitling Buyer to indemnification, hereunder, Sellers may initiate proceedings seeking an adjudication of the validity of such claims within the cure period. Should Sellers initiate such proceedings within the cure period, Buyer shall not pay such claim but shall set off the amount of the claim against any payment due under the letter of credit and shall hold this amount in abeyance in a mutually agreeable escrow account until either Seller and Buyer jointly agree to such payment or invalidity or joint direction from such time as the claim is adjudicated and Buyer shall then pay such amount to the prevailing party. Buyer may set off any amounts to which it may be entitled under this Section 7 against amounts otherwise payable under this Agreement and the letter of credit to any Seller. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or the Letter of Credit. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that any be available to it.

7.5	Matters Involving Third Parties.

a.	If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against the other Party (the “Indemnifying Party”) under this Agreement, then the Indemnified Party shall promptly but in no event any later than 5 business days thereafter, notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

b.	The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; and provided, further, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve all rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel to participate in the defense of the Third Party Claim.

c.	So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance the above provisions,

(A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party does not impose an injunction or other equitable relief upon the Indemnified Party, and contains a complete release of the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

d.	In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with the above provisions, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent and (C) if the Indemnified Party is the Buyer, it may set off the amount of such Third Party Claim against payments owed under this Agreement.

8. Termination.

8.1	Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

a.	by Buyer if any condition in Section 5.1 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

b.	by all, but not less than all, of the Sellers if any condition in Section 5.2 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement), and the Sellers have not waived such condition on or before such date;

c.	the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

d.	the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any Seller has breached any material representation, warranty, or covenant contained in this Agreement or (B) if the Closing shall not have occurred on or before June 27, 2003, and,

e.	all, but not less than all, of the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before June 27, 2003.

8.3	Effect of Termination. If any Party terminates this Agreement pursuant to §7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach).

9. Miscellaneous.

9.1	Attorney-in-fact. Effective as of the Closing Date, each Seller hereby constitutes and appoints the Buyer and its successors and assigns, as the true and lawful attorney-in-fact of each Seller to take all action which the Buyer deems proper in order to permit for Buyer to confirm and transfer title of any Acquired Assets. Each Seller acknowledges that the foregoing powers are coupled with an interest and are irrevocable.

9.2	Press Releases and Public Announcements. The Sellers shall not issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

9.3	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.4	Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.5	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

9.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.7	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8	Notices. All notices, requests, demands, claims, and other communications permitted or required hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:	Barnet Resnick Vogt & Resnick Law Corporations 4400 MacArthur Blvd., Ninth Floor Newport Beach, CA 92660

If to the Buyers:	Rick Smith Chief Executive Officer TASER International, Inc. 7860 East McClain Drive, Suite 2 Scottsdale, AZ 85260-1627

Copy to:	Douglas Klint Vice President and General Counsel TASER International, Inc. 7860 East McClain Drive, Suite 2 Scottsdale, AZ 85260-1627

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.9	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

9.10	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12	Expenses. Each of the Buyer and the Sellers will bear his, its or their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.13	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.14	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.15	Tax Matters. The Sellers will be responsible for the preparation and filing of all Tax Returns for the Sellers for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for the Sellers which include the operations of the Business for any period ending on or before the Closing Date). The Sellers will make all payments required with respect to any such Tax Return. The Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the person on whom such Taxes are imposed by legal requirements.

9.16	Retained Liabilities. In addition to payment of Taxes pursuant to Section 8.15, the Sellers shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement.

9.17	Further Assurances. The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

9.18	Bulk Transfer Laws. Sellers shall comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

9.19	Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such” right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party(ies), (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.20	Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Sellers is unique and recognize and affirm that in the event any Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

9.21	Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Orange County, California, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §8.8 above. Nothing in this §8.21, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

9.22	Attorney’s Fees and Costs. In the event of a dispute arising out of or an action related to this Agreement, the prevailing party shall be entitled to recover an award of attorney’s fees and costs. Prevailing Party shall mean with respect to monetary relief a party that recovers fifty percent (50%) or more of what it seeks in arbitration or in court. With respect to equitable relief it shall mean a judgment or award that provides the party with the majority of the equitable relief it seeks to be determined by the arbitrator or judge as the case may be.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

TASER International, Inc.

By:	/s/ Patrick W. Smith

Name:	Patrick W. Smith
Title:	CEO

By:	/s/ Barnet Resnick

Name:	Barnet Resnick

Taser Technologies, Inc.

By:	/s/ Barnet Resnick

Name:	Barnet Resnick
Title:	President

Electronic Medical Research Laboratory, Inc., dba Tasertron

By:	/s/ Barnet Resnick

Name:	Barnet Resnick
Title:	President